Exhibit 99.7

CONSENT

Uinta Infrastructure Group Corp. has filed a Registration Statement on Form S-4 (together with any amendments or supplements thereto, the “Registration Statement”). As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

May 9, 2025

/s/ Scott Humphrey
Scott Humphrey